As filed with the Securities and Exchange Commission on July 9, 2003

Securities And Exchange Commission

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

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Date of report (date of earliest event reported):   July 8, 2003

ENERGY EXPLORATION TECHNOLOGIES
(Exact name of registrant as specified in its charter)
Nevada	0-24027	61-1126904
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Suite 700 Phoenix Place, 840-7th Avenue, S.W., Calgary, Alberta, Canada T2P 3G2
(Address of principal executive offices) (Zip Code)
N/A
(Former name or former address, if change since last report)

Item 5. Other Events and Regulation FD Disclosure

Energy Exploration Technologies ("NXT") (OTCBB: ENXT) announced that it plans to proceed with a series of private placements over the next 12 to 18 months. NXT expects to net proceeds of approximately US $ 10,000,000 from these issues. These funds will be used in the execution of the corporate strategy for asset diversification in Canada and internationally.  The first phase of the fund raising is expected to be completed in the early part of the third quarter.

George Liszicasz, Chief Executive Officer said that, "The South Adsett prospect is the first project utilizing the new business model. Our goal is to market each project individually to key industry players. We no longer grant regional and exclusive exploration agreements that previously tied our technical and financial resources down for extended periods of time. This approach may have been appropriate during the early development stage of the SFD. However, our technological enhancements and our ability to interpret the SFD data have progressed to the point where NXT is ready to move on and fully exploit the commercial exploration capabilities of SFD. Upon completion of this financing, NXT will be in a favorable position to aggressively pursue the exploration of large under-explored areas in the domestic and international arena.  We believe the Identification, development and marketing of our exploration projects will provide the best return for the Company and our shareholders."

NXT has completed a number of SFD surveys in Northern British Columbia. The quality of the data provided by our proprietary SFD technology is very encouraging. NXT's goal is to enter into a number of project agreements predicated upon the "South Adsett" model and explore the application of this model and this technology in the international market by the end of Q4.

NXT is a U.S. oil and natural gas exploration company based in Calgary, Alberta, that has exploration operations in Canada. The company utilizes its SFD technology as a wide-area exploration tool to prospect for high impact oil and gas accumulations. NXT's SFD technology is a unique, low-cost, airborne system that is used to identify subsurface structures, such as faults, fractures, salt collapse and over-pressured reservoirs with considerable accuracy. The primary component of the SFD is a proprietary passive transducer that responds to energy associated with subsurface stress. The SFD technology enables NXT to acquire process and evaluate data for large areas in minimal time. The speed and low cost of the SFD technology provides NXT with a significant competitive advantage in developing prospects and evaluating potential acquisitions.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated at Calgary, Alberta, Canada, this 9th day of July, 2003.

Energy Exploration Technologies

By: /s/ Douglas Rowe
Name: Douglas Rowe
Title: Director